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                                                                    Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors

FEDERAL SIGNAL CORPORATION

We consent to the incorporation, by reference, in the Registration Statement (Form S-8 filed December 28, 1990, and its amendments) to our report, dated June 6, 2003, with respect to the financial statements as of December 31, 2002 and 2001 and December 30, 2001 and for the year ended December 31, 2002, the one day ended December 31, 2001 and the year ended December 30, 2001 and schedules of the Federal Signal Corporation 401(k) Retirement Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2003.



/s/ PHILIP ROOTBERG & COMPANY, LLP


Chicago, Illinois
June 25, 2004